Exhibit 99.1

CONTACT: Investor Relations	FOR IMMEDIATE RELEASE
(214) 874-2339

CAPSTEAD MORTGAGE CORPORATION

ANNOUNCES SECOND QUARTER 2012 RESULTS

Second Quarter 2012 Highlights

•	Earnings of $43.3 million or $0.40 per diluted common share

•	Average financing spreads decreased 15 basis points to 1.37%

•	Book value increased $0.19 to $13.23 per common share

•	Portfolio leverage remained unchanged at 8.05 times long-term investment capital

•	Operating costs as a percentage of average long-term investment capital decreased 13 basis points to 1.06%

DALLAS – July 25, 2012 – Capstead Mortgage Corporation (NYSE: CMO) (“Capstead” or the “Company”) today reported net income of $43,335,000 or $0.40 per diluted common share for the quarter ended June 30, 2012. This compares to net income of $45,170,000 or $0.44 per diluted common share for the quarter ended March 31, 2012. The Company paid a second quarter 2012 dividend of $0.40 per common share on July 20, 2012.

Second Quarter Earnings and Related Discussion

Capstead Mortgage Corporation, formed in 1985 and based in Dallas, Texas, is a self-managed real estate investment trust for federal income tax purposes. Capstead earns income from investing in a leveraged portfolio of residential adjustable-rate mortgage pass-through securities, referred to as ARM securities, issued and guaranteed by government-sponsored enterprises, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. For the quarter ended June 30, 2012, the Company reported net interest margins on interest-earning assets of $47,325,000 compared to $49,593,000 for the quarter ended March 31, 2012. Total financing spreads averaged 1.37% during the second quarter of 2012, a decrease of 15 basis points from total financing spreads reported for the first quarter of 2012.

Yields on Capstead’s interest-earning assets averaged 1.98% during the second quarter of 2012, a decrease of ten basis points from yields reported for the first quarter of 2012. Yields were impacted by higher premium amortization charges primarily resulting from higher levels of mortgage prepayments and, to a lesser extent, a modest decline in weighted average coupons on the Company’s holdings of ARM securities. Portfolio runoff (scheduled payments and mortgage prepayments) averaged 18.3% on an annualized basis during the second quarter (a constant mortgage prepayment rate, or CPR of 15.9%) compared to 17.0% (a 14.5% CPR) during the first quarter of 2012. Mortgage prepayment levels largely determine yield adjustments for investment premium amortization. Weighted average coupons declined four basis points during the second quarter to 2.80% at June 30, 2012, reflecting an increasing number of mortgage loans underlying these securities approaching fully-indexed levels.

Interest rates on all interest-bearing liabilities, including Capstead’s long-term unsecured borrowings and adjusted for currently-paying interest rate swap agreements held for hedging purposes, averaged 0.61% during the second quarter of 2012, an increase of five basis points over borrowing rates incurred during the first quarter of 2012, primarily reflecting higher borrowing terms on repurchase arrangements due to a variety of market factors. At June 30, 2012 repurchase arrangements and similar borrowings totaled $12.73 billion, consisting primarily of 30-day borrowings with 23 counterparties and rates averaging 0.39%, before consideration of interest rate swap agreements. At June 30, 2012 the Company held currently-paying swap agreements requiring the payment of fixed rates of interest averaging 0.80% on notional amounts totaling $3.70 billion with average remaining interest-payment terms of 12 months. Additionally, the Company had entered into forward-starting swap agreements with notional amounts totaling $1.40 billion as of quarter-end that will begin requiring interest payments at fixed rates averaging 0.55% for two-year periods that commence on various dates between July 2012 and March 2013, with an average expiration of 28 months. Variable payments, typically based on one-month LIBOR, that are received by the Company under interest rate swap agreements tend to offset a significant portion of the interest owed on a like amount of the Company’s borrowings under repurchase arrangements.

During the second quarter of 2012 Capstead’s long-term investment capital, which consists of common and perpetual preferred stockholders’ equity and long-term unsecured borrowings (net of related investments in statutory trusts) increased by $79 million to $1.58 billion, primarily as a result of accretive capital raising activities and higher portfolio pricing levels for holdings of current-reset ARM securities. The Company acquired $1.35 billion (principal amount) of agency-guaranteed ARM securities during the second quarter contributing to a $787 million increase in the portfolio to $13.80 billion at quarter-end. Portfolio leverage (borrowings under repurchase arrangements divided by long-term investment capital) remained stable at 8.05 to one at June 30, 2012. The following table illustrates the progression of Capstead’s portfolio of residential mortgage investments for the quarter and six months ended June 30, 2012 (dollars in thousands):

	Quarter Ended June 30, 2012	Six Months Ended June 30, 2012
Residential mortgage investments, beginning of period	$13,012,459	$12,264,906
Increase in unrealized gains on securities classified as available-for-sale	27,061	67,673
Portfolio acquisitions (principal amount) at average lifetime purchased yields of 2.19% and 2.29%	1,354,777	2,580,552
Investment premiums on acquisitions	54,442	104,237
Portfolio runoff (principal amount)	(627,553)	(1,177,686)
Investment premium amortization	(21,699)	(40,195)

Residential mortgage investments, end of period	$13,799,487	$13,799,487

Operating costs as a percentage of average long-term investment capital declined to 1.06% during the second quarter of 2012 compared to 1.19% during the first quarter of 2012, making Capstead one of the lowest cost providers in the mortgage REIT sector. Included in these costs is compensation-related expense, a significant portion of which is performance-based, and as such will tend to increase or decrease with changes in earnings.

Common Equity Issuances

During the second quarter of 2012 Capstead raised $62 million in new common equity capital, after underwriting discounts and offering expenses, by issuing 4.5 million common shares at an average price of $13.73 per share, after expenses, through the Company’s at-the-market, continuous offering program. The Company may raise additional capital in future periods using this program subject to market conditions and blackout periods associated with the dissemination of earnings and dividend announcements and other important company-specific news.

Book Value per Common Share

Nearly all of Capstead’s residential mortgage investments and all of its interest rate swap agreements are reflected at fair value on the Company’s balance sheet and are therefore included in the calculation of book value per common share. The fair value of these positions is impacted by market conditions, including changes in interest rates, and for mortgage securities, the availability of financing at reasonable rates and leverage levels, among other factors. The Company’s investment strategy attempts to mitigate these risks by focusing on investments in agency-guaranteed residential mortgage pass-through securities, which are considered to have little, if any, credit risk and are collateralized by ARM loans with interest rates that reset periodically to more current levels. Because of these characteristics, the fair value of Capstead’s portfolio is considerably less vulnerable to significant pricing declines caused by credit concerns or rising interest rates compared to portfolios containing a significant amount of non-agency and/or fixed-rate mortgage securities. The following table illustrates the progression of Capstead’s book value per outstanding common share (calculated assuming liquidation preferences for the Series A and B preferred stock) for the quarter and six months ended June 30, 2012:

	Quarter Ended June 30, 2012	Six Months Ended June 30, 2012
Book value per common share, beginning of period	$13.04	$12.52
Capital transactions:
Accretion from capital raises	0.03	0.09
Increase related to stock awards	—	0.01
Dividend distributions in excess of earnings	(0.01)	(0.01)
Increase in fair value of mortgage securities classified as available-for-sale	0.28	0.69
Decrease in fair value of interest rate swap agreements designated as cash flow hedges of:
Repurchase arrangements and similar borrowings	—	(0.04)
Unsecured borrowings	(0.11)	(0.03)

Book value per common share, end of period	$13.23	$13.23

Increase in book value per common share during the indicated periods	$0.19	$0.71

Management Remarks

Commenting on current operating and market conditions, Andrew F. Jacobs, President and Chief Executive Officer, said, “Market conditions remain favorable for investing in agency-guaranteed residential ARM securities on a leveraged basis, with attractive financing spreads. During the second quarter we grew our portfolio by $787 million to $13.80 billion while deploying $62 million in new common equity capital raised under our continuous offering program. Portfolio leverage remained unchanged at 8.05 times our long-term investment capital, which in our view, represents an appropriate and prudent use of leverage for an agency-guaranteed residential ARM securities portfolio in today’s market conditions.

“Portfolio runoff during the quarter increased 1.4% CPR to 15.9% CPR quarter over quarter reflecting higher seasonal prepayment patterns as well as lower prevailing mortgage interest rates available to consumers. While the current low interest rate environment may persist for some time, we believe certain characteristics of our portfolio will lessen the risk to earnings from sharply higher prepayment levels. Central to this belief, and the fundamental difference between our investment portfolio and those of our peers, is our focus on investing solely in ARM securities. As of the end of the quarter our portfolio was backed by mortgages requiring borrowers to make payments predicated on rates averaging a relatively low 3.44%, of which 60% were originated prior to 2009. Mortgage prepayments on securities holding these more seasoned loans continue to be suppressed by low housing prices and credit problems being experienced by many of these borrowers, even as prepayments on newer originations remain somewhat elevated. As a result, most borrowers with mortgage loans underlying securities in our portfolio lack the ability to meaningfully lower their mortgage payments even if they can overcome all of these impediments to refinancing. For these reasons, we expect further increases in mortgage prepayments to be relatively modest during the third and fourth quarters of 2012.

“With the weighted average coupons of an increasing number of mortgage loans underlying our current-reset ARM securities approaching fully-indexed levels, we anticipate the impact to portfolio yields from coupon resets to be relatively modest in the coming quarters, absent significant changes in six- and twelve-month indices. Although we experienced higher average borrowing rates this quarter attributable to a number of market factors, further increases should remain relatively modest given the Federal Open Market Committee’s stated expectation of maintaining an accommodative monetary policy well into 2014.

“We remain confident in and focused on our investment strategy of managing a conservatively leveraged portfolio of agency-guaranteed residential ARM securities that can produce attractive risk-adjusted returns over the long term while reducing, but not eliminating, sensitivity to changes in interest rates.”

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Thursday, July 26, 2012 at 9:00 a.m. ET. The conference call may be accessed by dialing toll free (877) 317-6789 in the U.S., (866) 605-3852 for Canada, or (412) 317-6789 for international callers. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at www.capstead.com, and an audio archive of the webcast will be available for approximately 60 days. A replay of the call will be available through August 28, 2012 by dialing toll free (877) 344-7529 in the U.S. or (412) 317-0088 for international callers and entering conference number 10016234.

Cautionary Statement Concerning Forward-looking Statements

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain the words “believe,” “anticipate,” “expect,” “estimate,” “intend,” “will be,” “will likely continue,” “will likely result,” or words or phrases of similar meaning. Forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties including, but not limited to, the following:

•	changes in general economic conditions;

•	fluctuations in interest rates and levels of mortgage prepayments;

•	the effectiveness of risk management strategies;

•	the impact of differing levels of leverage employed;

•	liquidity of secondary markets and credit markets;

•	the availability of financing at reasonable levels and terms to support investing on a leveraged basis;

•	the availability of new investment capital;

•	the availability of suitable qualifying investments from both an investment return and regulatory perspective;

•	changes in legislation or regulation affecting Fannie Mae, Freddie Mac and similar federal government agencies and related guarantees;

•	deterioration in credit quality and ratings of existing or future issuances of Fannie Mae, Freddie Mac or Ginnie Mae securities;

•	changes in legislation or regulation affecting exemptions for mortgage REITs from regulation under the Investment Company Act of 1940; and

•	increases in costs and other general competitive factors.

In addition to the above considerations, actual results and liquidity are affected by other risks and uncertainties which could cause actual results to be significantly different from those expressed or implied by any forward-looking statements included herein. It is not possible to identify all of the risks, uncertainties and other factors that may affect future results. In light of these risks and uncertainties, the forward-looking events and circumstances discussed herein may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Forward-looking statements speak only as of the date the statement is made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Accordingly, readers of this document are cautioned not to place undue reliance on any forward-looking statements included herein.

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except ratios and per share amounts)

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Residential mortgage investments ($13.38 and $11.93 billion pledged under repurchase arrangements at June 30, 2012 and December 31, 2011, respectively)	$13,799,487	$12,264,906
Cash collateral receivable from interest rate swap counterparties	55,758	48,505
Interest rate swap agreements at fair value	—	617
Cash and cash equivalents	433,241	426,717
Receivables and other assets	118,962	100,760
Investments in unconsolidated affiliates	3,117	3,117

	$14,410,565	$12,844,622

Liabilities
Repurchase arrangements and similar borrowings	$12,728,797	$11,352,444
Interest rate swap agreements at fair value	37,874	31,348
Unsecured borrowings	103,095	103,095
Common stock dividend payable	39,427	38,184
Accounts payable and accrued expenses	20,920	26,844

	12,930,113	11,551,915

Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 186 shares issued and outstanding ($3,054 and $3,056 aggregate liquidation preference) at June 30, 2012 and December 31, 2011, respectively	2,604	2,605
$1.26 Cumulative Convertible Preferred Stock, Series B, 16,493 and 16,184 shares issued and outstanding ($187,692 and $184,175 aggregate liquidation preference) at June 30, 2012 and December 31, 2011, respectively	186,388	181,909
Common stock - $0.01 par value; 250,000 shares authorized: 97,456 and 88,287 shares issued and outstanding at June 30, 2012 and December 31, 2011, respectively	975	883
Paid-in capital	1,380,445	1,257,653
Accumulated deficit	(354,883)	(354,883)
Accumulated other comprehensive income	264,923	204,540

	1,480,452	1,292,707

	$14,410,565	$12,844,622

Long-term investment capital (Stockholders’ equity and unsecured borrowings net of investments in related unconsolidated affiliates) (unaudited)	$1,580,430	$1,392,685

Portfolio leverage (Repurchase arrangements and similar borrowings divided by long-term investment capital) (unaudited)	8.05:1	8.15:1

Book value per common share (based on common shares outstanding and calculated assuming liquidation preferences for the Series A and B preferred stock) (unaudited)	$13.23	$12.52

CAPSTEAD MORTGAGE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30
	2012	2011	2012	2011
Interest income:
Residential mortgage investments	$65,787	$63,136	$131,520	$116,277
Other	176	58	326	171

	65,963	63,194	131,846	116,448

Interest expense:
Repurchase arrangements and similar borrowings	(16,451)	(13,706)	(30,554)	(26,028)
Unsecured borrowings	(2,187)	(2,187)	(4,374)	(4,374)
Other	—	(1)	—	(5)

	(18,638)	(15,894)	(34,928)	(30,407)

	47,325	47,300	96,918	86,041

Other revenue (expense):
Miscellaneous other revenue (expense)	13	(599)	(156)	(817)
Incentive compensation	(1,295)	(1,487)	(2,833)	(2,720)
Salaries and benefits	(1,682)	(1,672)	(3,509)	(3,373)
Other general and administrative expense	(1,091)	(1,066)	(2,045)	(2,028)

	(4,055)	(4,824)	(8,543)	(8,938)

Income before equity in earnings of unconsolidated affiliates	43,270	42,476	88,375	77,103

Equity in earnings of unconsolidated affiliates	65	65	130	130

Net income	$43,335	$42,541	$88,505	$77,233

Net income available to common stockholders:
Net income	$43,335	$42,541	$88,505	$77,233
Less cash dividends paid on preferred shares	(5,268)	(5,060)	(10,481)	(10,118)

	$38,067	$37,481	$78,024	$67,115

Net income per common share:
Basic	$0.40	$0.48	$0.85	$0.90
Diluted	0.40	0.48	0.85	0.90

Weighted average common shares outstanding:
Basic	93,857	77,171	91,653	74,193
Diluted	94,286	77,560	92,073	74,575

Cash dividends declared per share:
Common	$0.400	$0.480	$0.830	$0.890
Series A Preferred	0.400	0.400	0.800	0.800
Series B Preferred	0.315	0.315	0.630	0.630

CAPSTEAD MORTGAGE CORPORATION

FAIR VALUE ANALYSIS

(dollars in thousands, unaudited)

	June 30, 2012					December 31, 2011
	Unpaid Principal Balance	Investment Premiums	Basis or Notional Amount	Fair Value	Unrealized Gains (Losses)	Unrealized Gains (Losses)
Residential mortgage investments classified as available-for-sale: (a) (b)
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Current-reset ARMs	$7,473,545	$186,310	$7,659,855	$7,900,036	$240,181	$194,586
Longer-to-reset ARMs	4,094,059	154,500	4,248,559	4,289,361	40,802	21,148
Fixed-rate	90	—	90	97	7	8
Ginnie Mae:
Current-reset ARMs	727,055	16,270	743,325	752,132	8,807	7,533
Longer-to-reset ARMs	800,093	30,119	830,212	842,787	12,575	11,424

	$13,094,842	$387,199	$13,482,041	$13,784,413	$302,372	$234,699

Interest rate swap positions (c)			$5,200,000	$(37,874)	$(37,449)	$(30,159)

(a)	Unrealized gains and losses on residential mortgage securities classified as available-for-sale are recorded as a component of Accumulated other comprehensive income in Stockholders’ equity. Gains or losses are generally recognized in earnings only if sold. Residential mortgage securities classified as held-to-maturity with a cost basis of $7 million and unsecuritized investments in residential mortgage loans with a cost basis of $8 million are not subject to mark-to-market accounting and therefore have been excluded from this analysis.
(b)	Capstead classifies its residential ARM securities based on the average length of time until the loans underlying each security reset to more current rates (see page 10 of this release for further information).
(c)	To help mitigate exposure to higher short-term interest rates, Capstead typically uses currently-paying and forward-starting one- and three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with two-year interest payment terms (or longer-term committed borrowings, if available at attractive rates and terms). Additionally, the Company has entered into three forward-starting swap agreements with notional amounts totaling $100 million and terms coinciding with the variable-rate terms of the Company’s unsecured borrowings that begin in 2015 and 2016 and end with their maturities in 2035 and 2036. Swap positions are carried on the balance sheet at fair value with related unrealized gains or losses arising while designated as cash flow hedges for accounting purposes reflected as a component of Accumulated other comprehensive income in Stockholders’ equity and related hedge ineffectiveness recognized in Interest expense. As of June 30, 2012, these swap positions had the following characteristics (in thousands):

Period of Contract Expiration	Notional Amount	Average Fixed Rate Payment Requirement	Fair Value	Unrealized Gains (Losses)
Contracts hedging short-term interest rates:
Currently-paying contracts:
Third quarter 2012	$200,000	0.83%	$(21)	$(21)
First quarter 2013	1,100,000	0.81	(3,609)	(3,502)
Second quarter 2013	700,000	0.96	(4,133)	(4,059)
Third quarter 2013	300,000	0.87	(1,917)	(1,841)
Fourth quarter 2013	800,000	0.78	(4,737)	(4,655)
First quarter 2014	200,000	0.60	(753)	(753)
Second quarter 2014	400,000	0.51	(1,017)	(962)

	3,700,000	0.80	(16,187)	(15,793)

Forward-starting contracts:
Third quarter 2014	200,000	0.51	(514)	(514)
Fourth quarter 2014	500,000	0.58	(1,615)	(1,589)
First quarter 2015	700,000	0.53	(859)	(854)

	$5,100,000		$(19,175)	$(18,750)

Forward-starting contracts hedging borrowing rates on long-term unsecured borrowings:
2035 and 2036	$100,000	4.09	$(18,699)	$(18,699)

After consideration of related swap positions, the Company’s residential mortgage investments and related borrowings under repurchase arrangements had durations as of June 30, 2012 of approximately 10 1/4 and 6 3/4 months, respectively, for a net duration gap of approximately 3 1/2 months. Duration is a measure of market price sensitivity to interest rate movements.

CAPSTEAD MORTGAGE CORPORATION

FINANCING SPREAD ANALYSIS

(dollars in thousands, unaudited)

	2nd Quarter 2012 Average (a)			1st Quarter 2012 Average (a)
	Amortized Cost Basis	Yields/ Borrowing Rates	Portfolio Runoff	Amortized Cost Basis	Yields/ Borrowing Rates	Portfolio Runoff
Agency-guaranteed securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$3,728	6.62%	8.9%	$3,862	6.49%	21.3%
ARMs	11,505,054	2.02	18.4	10,924,284	2.11	17.3
Ginnie Mae ARMs	1,402,290	2.13	17.5	1,339,688	2.32	14.5

	12,911,072	2.03	18.3	12,267,834	2.14	17.0

Unsecuritized residential mortgage loans:
Fixed-rate	3,158	7.05	6.9	3,214	6.79	6.6
ARMs	5,416	3.76	25.4	5,849	3.59	9.1

	8,574	4.97	20.3	9,063	4.72	8.3
Collateral for structured financings	3,079	7.55	3.9	3,168	7.39	19.2

	12,922,725	2.04	18.3	12,280,065	2.14	17.0
Other interest-earning assets(b)	424,062	0.17		387,316	0.15

	13,346,787	1.98		12,667,381	2.08

Secured borrowings based on:
30-day to 90-day interest rates, as adjusted for hedging transactions	12,137,825	0.54		11,551,607	0.49
Structured financings	3,079	7.55		3,168	7.39

	12,140,904	0.54		11,554,775	0.49
Other interest-paying liabilities(b)	23	0.07		—	—
Unsecured borrowings(c)	103,095	8.49		103,095	8.49

	12,244,022	0.61		11,657,870	0.56

Capital employed/total financing spread	$1,102,765	1.37		$1,009,511	1.52

(a)	Amortized cost basis represents the Company’s average investment before unrealized gains and losses. Average asset yields, portfolio runoff rates, borrowing rates and resulting financing spreads are presented on an annualized basis.
(b)	Other interest-earning assets consist of overnight investments and cash collateral receivable from interest rate swap counterparties. Other interest-paying liabilities consist of cash collateral payable to interest rate swap counterparties.
(c)	Unsecured borrowings consist of junior subordinated notes with original terms of 30 years that were issued in 2005 and 2006 by Capstead to statutory trusts formed to issue $3 million of the trusts’ common securities to Capstead and to privately place $100 million of preferred securities to unrelated third party investors. Capstead reflects its investment in the trusts as unconsolidated affiliates and considers the unsecured borrowings, net of these affiliates, a component of its long-term investment capital.

CAPSTEAD MORTGAGE CORPORATION

RESIDENTIAL ARM SECURITIES PORTFOLIO STATISTICS

(as of June 30, 2012)

(dollars in thousands, unaudited)

ARM Type (a)	Amortized Cost Basis (b)	Net WAC (c)	Fully Indexed WAC (c)	Average Net Margins (c)	Average Periodic Caps (c)	Average Lifetime Caps (c)	Months To Roll (a)
Current-reset ARMs:
Fannie Mae Agency Securities	$5,620,970	2.50%	2.45%	1.70%	3.20%	10.17%	4.9
Freddie Mac Agency Securities	2,038,885	3.08	2.60	1.84	2.32	10.66	5.8
Ginnie Mae Agency Securities	743,325	2.47	1.74	1.51	1.01	9.33	7.5
Residential mortgage loans	5,269	3.51	2.52	2.04	1.49	10.97	4.5

	8,408,449	2.64	2.43	1.72	2.79	10.21	5.4

Longer-to-reset ARMs:
Fannie Mae Agency Securities	2,817,661	3.04	2.84	1.77	4.78	8.10	46.1
Freddie Mac Agency Securities	1,430,898	3.08	2.91	1.86	4.87	8.14	48.8
Ginnie Mae Agency Securities	830,212	3.22	1.73	1.51	1.02	8.25	34.6

	5,078,771	3.08	2.68	1.75	4.19	8.14	45.0

	$13,487,220	2.80	2.52	1.73	3.32	9.43	20.2

Gross WAC (rate paid by borrowers) (d)		3.44

(a)	Capstead classifies its ARM securities based on the average length of time until the loans underlying each security reset to more current rates (“months-to-roll”) (less than 18 months for “current-reset” ARM securities, and 18 months or greater for “longer-to-reset” ARM securities). Once an ARM loan reaches its initial reset date, it will reset at least once a year to a margin over a corresponding interest rate index, subject to periodic and lifetime limits or caps.
(b)	Amortized cost basis represents the Company’s investment (unpaid principal balance plus unamortized investment premium) before unrealized gains and losses. As of June 30, 2012, the ratio of basis to related unpaid principal balance for the Company’s ARM securities was 102.96. This table excludes $4 million in fixed-rate Agency Securities, $3 million in fixed-rate residential mortgage loans and $3 million in private residential mortgage pass-through securities held as collateral for structured financings.
(c)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments, net of servicing and other fees as of the indicated date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments. Fully indexed WAC represents the weighted average coupon upon one or more resets using interest rate indexes and net margins as of the indicated date. Average net margins represents the weighted average level over the underlying indexes that the portfolio can adjust to upon reset, usually subject to initial, periodic and/or lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans. ARM securities issued by the GSEs with initial fixed-rate periods of five years or longer typically have 500 basis point initial caps with 200 basis point periodic caps. Additionally, certain ARM securities held by the Company are subject only to lifetime caps. For presentation purposes, average periodic caps in the table above reflect initial caps until after an ARM security has reached its initial reset date and lifetime caps, less the current net WAC, for ARM securities subject only to lifetime caps. At quarter-end, 77% of current-reset ARMs were subject to periodic caps averaging 1.85%; 8% were subject to initial caps averaging 3.30%; and 15% were subject to lifetime caps, less the current net WAC, averaging 7.54%. All longer-to-reset ARM securities at June 30, 2012 were subject to initial caps.
(d)	Gross WAC is the weighted average interest rate of the mortgage loans underlying the indicated investments, including servicing and other fees paid by borrowers, as of the indicated balance sheet date.